UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
OF 1934

Date of Report (Date of earliest event reported): June 30, 2008

AMERICAN ECOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-11688	95-3889638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Lakepointe Centre I, 300 E. Mallard Drive, Suite 300 Boise, Idaho		83706
(Address of principal executive offices)		(Zip Code)

(208) 331-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 30, 2008 American Ecology Corporation (the "Company") entered into a $15 million  revolving  credit  agreement (the "Revolving  Credit  Agreement") with Wells Fargo Bank, National Association (“Wells Fargo”).  The Revolving Credit Agreement expires on June 15, 2010 and replaces the Company’s expired Amended and Restated Credit Agreement.

Under the terms of the Revolving Credit Agreement the Company may utilize up to $15 million in revolving credit loans or letters of credit for general corporate purposes (the “Commitment Amount”).  Monthly interest only payments are based on LIBOR plus an applicable margin or the prime rate.    In addition to standard fees, there is an origination fee and a commitment fee based on the average daily unused portion of the Commitment Amount.

The Revolving Credit Agreement contains affirmative, negative and financial covenants customary for such financings as well as customary representations and warranties.  Events of default include, but are not limited to, the Company's failure to pay certain debt, certain insolvency, bankruptcy or ERISA events, unpaid judgments over a specified amount and the assertion or creation of an environmental lien as described in the Revolving Credit Agreement.

The payments under the Revolving Credit Agreement are guaranteed by the subsidiaries of the Company.

A copy of the Revolving Credit Agreement is filed as Exhibit 10.50 hereto and is incorporated by reference herein.  The description above is qualified in its entirety by reference to the full text of the Revolving Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is hereby incorporated into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.50	Revolving Credit Agreement between American Ecology Corporation and Wells Fargo Bank, National Association dated as of June 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN ECOLOGY CORPORATION
(Registrant)

Date: July 1, 2008	By: /S/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.50	Revolving Credit Agreement between American Ecology Corporation and Wells Fargo Bank, National Association dated as of June 30, 2008